Exhibit 5.1

Jodie M. Bourdet

T: +1 415 693 2054

jbourdet@cooley.com

February 9, 2015

Atara Biotherapeutics, Inc.

701 Gateway Blvd. Suite 200

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 3,450,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which includes up to 3,000,000 Shares to be sold by the Company (the “Company Shares”) and up to 450,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters (the “Optional Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: the Company Shares and the Optional Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

February 9, 2015

Page Two

Sincerely,

Cooley LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet